Exhibit 99.1

News Release

Victory Capital Reports April 2026 Total Client Assets

San Antonio, Texas, May 12, 2026 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $329.1 billion, Other Assets of $3.5 billion, and Total Client Assets of $332.6 billion, as of April 30, 2026.

For the month of April, Average Total AUM was $320.4 billion, average Other Assets was $3.4 billion, and average Total Client Assets was $323.8 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	April 30, 2026	March 31, 2026
Solutions	$99,331	$92,396
Fixed Income	80,439	79,716
U.S. Mid Cap Equity	30,842	29,283
U.S. Small Cap Equity	11,195	10,535
U.S. Large Cap Equity	65,586	59,798
Global / Non-U.S. Equity	34,901	31,473
Alternative Investments	3,127	3,033
Total Long-Term Assets	$325,422	$306,235
Money Market / Short Term Assets	3,653	3,599
Total Assets Under Management[2]	$329,075	$309,835

By Vehicle
Mutual Funds[3]	$176,967	$167,775
Separate Accounts and Other Pooled Vehicles[4]	134,779	125,659
ETFs[5]	17,330	16,401
Total Assets Under Management	$329,075	$309,835

Other Assets[6]
Institutional	$3,498	$3,268
Total Other Assets	$3,498	$3,268

Total Client Assets
Total Assets Under Management	$329,075	$309,835
Total Other Assets	3,498	3,268
Total Client Assets	$332,573	$313,103

By Region
U.S.	$272,975	$258,054
Non-U.S.	59,598	55,049
Total Client Assets	$332,573	$313,103

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $332.6 billion in total client assets, as of April 30, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Carly Thomas

Director, Investor Relations and Responsible Business

210-694-9658

cthomas@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com